Teledyne Technologies Incorporated Performance Plan
(under the Amended and Restated 2014 Incentive Award Plan)

January 2021

The Performance Plan (“PP”) is a long-term incentive plan designed to reward executives and certain key employees (“Participants”) for the Company’s achievement of pre-specified financial goals over a three-fiscal-year period (the “Performance Period”). A new Performance Period cycle is established each fiscal year with overlapping Performance Period cycles, subject to the approval of the Personnel and Compensation Committee.

Performance Measurement
Company performance is measured using the following weighted financial metrics and aligns Participants with stockholder interests:

Financial Metric	Three-year aggregate corporate operating profit	Three-year aggregate corporate revenue	Three-year relative Total Shareholder Return (TSR) versus the S&P 500 Index
Weighting	40%	30%	30%

At the beginning of each Performance Period, a matrix setting the three-year performance goals for the financial metrics above will be established and submitted for the Personnel and Compensation Committee’s approval. Depending on actual performance against the pre-determined goals, payouts under the PP after the conclusion of a Performance Period may be from 0% to 200% of Target. Awards will be denominated 100% cash during the Performance Period.

	Goal as Percent of Target			Payout
	Three-year aggregate corporate operating profit	Three-year aggregate corporate revenue	Three-year relative Total Shareholder Return (TSR) versus the S&P 500 Index
Maximum	120%	120%	120%	200%
Target	100%	100%	100%	100%
Threshold	75%*	67%	67%	10%
* No awards are made if the three-year aggregate operating profit is less than 75% of Target, unless otherwise determined by the Personnel and Compensation Committee.

Note that results between anchor points in the table above are interpolated on a linear basis.

January 2021

Participation
This Plan is intended to be restricted to Participants whose actions most directly affect the long-term success of the Company. Participation will be determined based on nomination by the Executive Chairman or Chief Executive Officer and approval by the Personnel and Compensation Committee. A Participant’s target award is based on a stated percent of the Participant’s annual base salary at the time the PP is set (referred to as a Participant’s “Participation Percentage”). Participation Percentage varies by position from 10% to 100%. Participation in one cycle does not guarantee participation in any subsequent cycle.

Calculation of Performance Award at Target

The Personnel and Compensation Committee shall have full power to revise and adjust the Target Performance Award for a three-year cycle and the positions eligible to participate in the Plan at any time during the three-year performance period.

Timing of Payment
Payments will be made as soon as practicable following the closing of the Performance Period and approval of the award amounts by the Personnel and Compensation Committee. 1

Clawback Policy
Any award under this plan is subject to the provisions of any claw-back policy implemented by Teledyne, as contemplated by the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan, including, without limitation, the Executive Compensation Recoupment (Clawback) Policy adopted on February 25, 2014 or any successor policy.

Non-Transferability
Performance Awards are non-transferable.

Termination of Employment
If a Participant terminates employment because of retirement or disability, such Participant’s PP participation will be prorated based on the number of full months of employment, divided by 36. Awards will be paid at the same time as Awards are paid to active Participants. Whether the termination was because of retirement or disability will be determined by the Company in its sole discretion.

If a Participant terminates employment for any other reason prior to the conclusion of the Performance Period, the current cycle’s payment will be forfeited unless deemed otherwise by the Personnel and Compensation Committee.
1 The prior 2018-2020 Performance Share Plan (PSP) had a three-year Performance Period with three installment payments over a three-year period. Installment payments for the prior 2018-2020 PSP cycle are governed by their separate plan documents.
January 2021

Change of Control
In the event of a change in control, a Participant’s participation will be pro-rated based on the number of full months of employment during the cycle, divided by 36, assuming applicable goals are met at 100% of performance targets. On a change in control, awards are paid thirty days following the change in control event.

Tax Consequences
For U.S. Federal income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at ordinary income tax rates in the year in which it is received. State and local income tax laws generally provide for the same treatment. The Company is required to withhold applicable taxes at the time it makes any payment.

Plan Risk
Although the PP is a cash-only plan, a portion of the formula for calculating any potential payments under the plan considers Teledyne’s three-year relative Total Shareholder Return (TSR) versus the S&P 500 Index. Teledyne’s stock price has fluctuated, and it may continue to do so. Many factors could affect our stock price, including variations in our operating results and acquisitions and other strategic actions taken by the Company, as well as factors beyond our control, such as general economic factors, volatile energy prices, exchange rate fluctuations, policies of the governments in countries where we work, international unrest and terrorism, as well as extreme weather and natural disasters (including pandemics).

Additional Information
If you have any questions, please contact:

Melanie S. Cibik
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360
Telephone: 805-373-4605
Email: melanie.cibik@teledyne.com

January 2021